Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-214214
November 16, 2016

Akers Biosciences, Inc.

Screening and testing technologies that deliver **rapid health information** to consumers and healthcare providers



Forward Looking Statements

All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Akers Biosciences, Inc. (Akers or the Company) products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited, to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements.

Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development, commercialization and/or timelines and expectations for revenue of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights and other risks discussed in the Company's recent Form 10-K and other reports filed with the Securities and Exchange Commission which are available for review at www.sec.gov.

Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company's business.

The Company disclaims any intent or obligation to update these forward-looking statements.

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Free Writing Prospectus

This presentation highlights basic information about the Company and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering of solicitation. Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a registration statement on Form S-3 (including a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus supplement in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/.

Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact: Joseph Gunnar & Co., LLC., Prospectus Department, 30 Broad Street, 11th Floor, New York, NY, 10004, telephone: (888) 248-6627 or email: prospectus@jgunnar.com

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Offering Summary

Akers Biosciences, Inc.	
Listing	NASDAQ: AKER AIM: AKR.L
Offering Type	Common Stock (100% Primary)
Over-allotment	15% (100% Primary)
Use of Proceeds	Growth and Working Capital
Sole Book-Runner	Joseph Gunnar & Co.

Technologies that deliver ***fast***, ***accurate*** and highly ***cost-effective*** health information

Growing Product Portfolio	Growing Sales and Distribution Capability	Growing Global Market
Six products currently commercialized Robust pipeline may result in nine products in market by end of 2017	New leadership and commercial team Right-size and skills New sales strategies	Point-of-care diagnostics market to reach $27.5bn by 2018 Need for significant healthcare cost savings is driving demand for new point-of-care tests

*Despite its current size, Akers Bio competes in multi-billion dollar markets of **clinical diagnostics, health and wellness** and **safety***

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Experienced executive team focused on ***profitable growth*** and ***expense reduction***

Raymond F. Akers, Jr. Ph.D.

Vice Chairman

Co-founder of Akers Bio

25+ years in medical diagnostics

Invented Akers' products and technologies; holds numerous patents

Ph.D. in Neurochemistry, Northwestern University

John J. Gormally

Chief Executive Officer

30 years with global medical technology company Becton Dickinson.

Managed large distribution networks as well as direct sales to hospitals and reference laboratories.

Has led global sales functions with up to 250 associates and $1.1 billion in revenues.

Leader of start-up that sold for 33x earnings in 2 years

Tony Saporito

Vice President, US Sales and Distribution

20+ years' experience in diagnostics sales

Held similar positions with Midmark Corp. and Convatec, a division of Bristol Meyers Squibb

Douglas Carrara

Vice President, Global Marketing & Commercial Ops

25 years' experience in sales, marketing and global operations in clinical diagnostics

Held similar positions with Quest Diagnostics and Becton Dickinson

Gary M. Rauch

Vice President, Finance

35+ years in accounting, information systems, and operations consulting

Engagements in healthcare, manufacturing and distribution

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Akers addresses the large and growing global IVD market

- In Vitro Diagnostics (IVD) are tests that take place outside of the body
- Key factors driving IVD market growth:
  - increasing demand for rapid and non-invasive diagnostics
  - availability of more point-of-care tests
  - aging population


Largest IVD Markets
USA (47%)
Western Europe (31%)
The IVD market outpaces pharma industry growth
Fastest Growing IVD Market
Asia Pacific (CAGR 11.3%)

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6 proprietary technology platforms provide the foundation for product development and external licensing

Technology Platform	Description	Product Example
MPC™ - Micro Particle Catalyzed Biosensor	*Permits the rapid determination of biomarkers in breath condensate*	BreathScan® 
PIFA® - Particle ImmunoFiltration Assay	*Selective filtration of microparticles in response to antibody / antigen binding*	PIFA Heparin/PF4 
REA™ - Rapid Enzymatic Assay	*Detection of blood and urine metabolites through enzymatic chemistries in quantitative or semi-quantitative formats*	Tri-Cholesterol 
seraSTAT®	*Rapid production of Serum from Whole Blood in minutes through the use of membrane technology*	seraSTAT 
SMC™ - Synthetic Macrocycle Complex	*Novel organic macrocyclic compounds and electronic readers determine quantitative levels of therapeutic drugs*	Not yet commercialized
minDNA	*Analysis of DNA in one minute using a hand-held reader*	Not yet commercialized

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PIFA Heparin/PF4
Rapid Assay
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Overview of Selected Commercialized Products

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PIFA PLUSS PF4

The only rapid test to detect a potentially fatal allergy (HIT) to the blood thinner Heparin



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Market Opportunity	4 million HIT tests conducted annually in the US alone – all of which could be replaced with Akers Bio's PIFA test
Usage	Results within 10 minutes vs. 24-72 hours for outsourced lab results Reduces unnecessary costs incurred with standard protocols, saving a typical U.S. hospital > $1 Million per year
Status	Currently selling in the US and China Launch in Europe 2017
Sales Channels	• New Go to Market Strategy with 3 phases of growth: 1) Value expressed in price 2) Integrated Delivery Networks 3) Awareness campaign • Cardinal and Fisher: US medical device distributors • Direct sales force • Telesales partner • Internationally via in-country distribution partners: Novotek China • Evidence based outcomes value proposition

HIT = Heparin-Induced Thrombocytopenia

PIFA PLUSS PF4

Akers Bio's rapid diagnostic tests transform traditional healthcare testing



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There are 4 million tests for Heparin-induced thrombocytopenia every year in the US alone using slower, traditional methods

	Traditional Testing (ELISA)	PIFA-PLUSS* (Akers Bio)	
Equipment and Process	CapEx required Commonly outsourced	No CapEx Performed in-house	Simple
Time to Results	1 to 3 DAYS turnaround	Rapid – 10 MINUTE test	Faster
Cost per Test	(US) $150 - $300	(US) $110 - $125	Better Value
Significant Related Costs	~ $1,000 to $3,000 pharmacy costs ~ $2,000 to $6,000 extended length of hospital stay	None for 80%+ of patients testing negative	Key Value Driver

Customer Value:
Potential to save a typical US hospital well over $1 Million annually

Akers Digital Health / mHealth Platform

Diagnostic tests sync directly with the Akers Wellness app on any mobile or tablet



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Market Opportunity	Antioxidants and weight loss products - multi-billion dollar markets Akers Wellness products provide valuable health information in a consumer-friendly format
Usage	BreathScan OxiChek™ – breath-based device providing rapid, non-invasive determination of free radical levels and the efficacy of antioxidant supplements BreathScan KetoChek™ – breath-based device providing rapid, non-invasive identification of optimal fat-burning state for weight loss (nutritional ketosis) Akers Wellness Lync™ – app-enabled, multi-device reader, providing easy, quantified personal health information via a smartphone or tablet
Status	Signed Aero-Med strategic partnership for selling and fulfillment Direct selling to multi-level marketing organizations
Sales Channels	Distribution model • Multi-level marketing organizations • Weight loss centers • Health and fitness clubs • Anti-aging physicians

Akers Wellness App

The app allows the user to track and monitor his/her health over time


Client Profile Page
OxiChek™ Record
LATEST RESULT
670
Latest test taken on: Jan 14 2016
Take new test
About my result
1000
900
800
700
600
500
400
300
200
100
0
High
Medium
Low
Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Dec 11 Jan 14 Jan 14 Jan 14

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Akers Wellness App

The app gives personalized advice based on the user's score



2:00 PM
OxiChek™ Record
What my Result Means?
High
> 600
Significant improvement recommended
You body's ability to neutralize free radicals is well below average, indicating a high level of oxidative stress. Significant changes are required to reach a healthier level of oxidative stress.
Recommendations
Significant Antioxidant Boost
Product: ABC SuperDuper AOX 100mg
How often: Daily
Medium
400-600
Moderate improvement recommended
Your body's ability to neutralize free radicals is average. Moderate changed are required to reach a healthier level of oxidative stress.
Recommendations
Moderate Antioxidant Boost
Product: ABC Super AOX 50mg
How often: Daily
Low
< 400
Slight improvement recommended
Your body's ability to neutralize free radicals is slightly better than average. To maintain a healthy level of oxidative stress, a basic maintanance regimen is needed.
Recommendations
Basic Antioxidant Boost
Product: ABC AOX 25mg
How often: Daily

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Further products generating revenues in high margin markets




BreathScan
ALCOHOL DETECTOR

Tri-Cholesterol "Check"	BreathScan® Alcohol Detector
The only combined rapid test for Total, HDL and LDL cholesterol	The only portable, disposable alcohol breathalyzer in the US
Retail markets in US and EU targeted with strategic partners	Millions of tests sold historically
Australia and Asian markets under investigation	Marketing rights captured
Revenue expected 2017	Military, industrial safety applications



Overview of Selected Pipeline Products

PIFA Chlamydia

First rapid, fingerstick test for Chlamydia infection



Market Size	Most prevalent sexually transmitted disease 4.7% prevalence in women aged 14-24 (no symptoms in women) >4 million tests/ annually at Planned Parenthood @ $9.00 = $40 million
Usage	Single-use device based on PIFA technology Fingerstick, less than 10 minutes Perfect for minute clinics, university clinics, STD clinics Serum or whole blood versions
Status	Clinical trials highly successful FDA approval expected 2017
Value Driver	Focus on **Turnaround Time** – achieving diagnosis and, if necessary, prescribing treatment *prior* to patient leaving facility (unlike existing formats)

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Breath PulmoHealth

Breath tests for biomarkers indicating Lung Cancer, Asthma and COPD



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Market Size	**LUNG CANCER**: > 1.6 million people worldwide diagnosed annually **ASTHMA**: 300 million people worldwide diagnosed; prevalence up to 18% **COPD**: 210 million people currently in treatment; up to 1 billion smokers at risk
Usage	Single-use, non-invasive device for pulmonary health screenings with the capacity to dramatically change the speed and cost of diagnosing major respiratory conditions
Status	In commercial development Asthma clinical trials highly successful
Next Steps	File 510(k) for FDA clearance. In order of filing: Asthma, COPD, Lung Cancer Seek distribution as companion diagnostics with prescription medicines; partner with primary care-based diagnostic sales organizations and distributors that market to retail health clinics

Multiple rapid tests are being developed in large diagnostic markets

2017 Launch	2018 Launch
• PIFA Chlamydia • BreathScan KetoChek • BreathScan Asthma	• Lung cancer breath test • COPD breath test • Heart attack test • BreathScan DKA (diabetic ketoacidosis) • BreathScan THC

Our rapid tests replace existing, slower testing methods

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2016 – turned the corner and moving aggressively towards profitability – *sales growing and costs reducing*

	FY 2015	9M 2016
Revenue:		
- PIFA Products	$1,391,017	$2,029,094
- MPC Biosensor Products	$296,328	$195,040
- REA Products	-	-
-Other Products	$107,149	$83,574
Total Product Revenue:	**$1,794,494**	**$2,307,708**
Licence Fees	$320,556	-
Total Revenue:	**$2,115,050**	**$2,307,708**
Gross Profit:	**$1,164,258**	**$1,594,132**
Operating Expenses:		
-General & Administrative	$4,029,516	$2,298,099
-Sales & Marketing	$2,543,286	$1,764,952
-Research & Development	$1,406,895	$932,858
Net Los Attributable to Shareholders:	**$(9,311,913)***	**$(2,207,707)**
Basic & Diluted Loss Per Common Share	**$(1.81)**	**$(0.41)**

Product sales at 9M already exceeded entire year 2015

**non-cash and non-recurring items accounted for approximately $4.7 million in 2015*

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A strong balance sheet gives Akers the resources to develop and grow

	As at	
	Dec 31, 2015	Sep 30, 2016
Total Assets	$8,271,909	$5,779,906
Cash & Marketable Securities	$4,427,163	$795,802
Total Liabilities	$1,668,731	$1,309,406
Total Equity	$6,603,178	$4,470,500

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Clean Capitalization

Capitalization as of September 30, 2016	
Common Stock	5,452,545
Options[1]	259,000
Total	5,711,545

[1] Weighted average exercise price $4.23

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Clear path to grow value


High margin, niche tests
Blockbuster potential
Little or no competition
Enhance sales and distribution
Launch new rapid tests
Develop new rapid tests

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CONTACT

a: 201 Grove Road, Thorofare, N.J. 08086, USA
t: +1 (856) 848 8698 e: info@akersbio.com tw: @AkersBio
www.akersbio.com